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                                                                     EXHIBIT 8.2

                    [Letterhead of Thelen Reid & Priest LLP]



                               September 30, 1999



Stanford Telecommunications, Inc.
1221 Crossman Avenue
Sunnyvale, CA 94089

Ladies and Gentlemen:

     We have acted as your counsel in connection with the proposed merger (the "Merger") of Saturn Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Newbridge Networks Corporation, a Canadian corporation (the "Parent"), with and into Stanford Telecommunications, Inc., a Delaware corporation (the "Company"), pursuant to an Agreement and Plan of Reorganization dated as of June 22, 1999, as amended (the "Agreement"). In that connection, we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Registration Statement"), including a Proxy Statement/Prospectus (the "Proxy Statement"). As contemplated by sections 7.1 and 7.2 of the Agreement, you have asked our opinion concerning certain federal income tax consequences of the Merger.

     We have examined the Agreement, the Proxy Statement, the representation letters of Parent and Company delivered to us in connection with this opinion and such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the Agreement,
(ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete, (iii) the statements made by Parent and Company in their respective representation letters to us are accurate and complete, and (iv) the aggregate number of Stanford shares whose holders will dissent from the Merger and demand an appraisal of shares pursuant to Delaware law will not exceed 10% of the number of shares of Stanford stock outstanding at the time Newbridge and Stanford first discussed the possibility of the Merger.

     Based on the foregoing, it is our opinion that under current law the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and that Company, Parent and Merger Sub each will be a party to that reorganization within the meaning of section 368(b) of the Code. Accordingly, except with respect to cash received in lieu of fractional share interests in Parent common stock, no gain or loss will be recognized for United States federal income tax purposes by a shareholder of the Company as a result of the Merger with respect to the shares of Company common stock exchanged for Parent common stock.
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Stanford Telecommunications, Inc.
September 30, 1999
Page 2


     It is also our opinion that the federal income tax consequences of the Merger to holders of Company common stock will be as described under the heading "Material United States Federal Income Tax Consequences" in the Proxy Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger.

     This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the use of this opinion in the Registration Statement and to the references to this firm in the Proxy Statement.

                                       Very truly yours,


                                       /s/  THELEN REID & PRIEST LLP